State of California

                               SECRETARY OF STATE

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of _____ page(s) was prepared by and in this office from the record on file, of which it purports to be a copy, and that it is full, true and correct.

     IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of June 9, 2000.

                                                     /s/ Bill Jones
                                                     -----------------------
                                                     Bill Jones
                                                     Secretary of State

                           ARTICLES OF INCORPORATION

                                       OF

                       PURE TECH RECYCLING OF CALIFORNIA


                                   ARTICLE I

     The name of this corporation shall be: Pure Tech Recycling of California.


                                   ARTICLE II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

     The name of this corporation's initial agent for service of process is:

                             CT Corporation System


                                   ARTICLE IV

     This corporation is authorized to issue only one class of shares, and the total number of shares which this corporation is authorized to issue is 10,000 shares.

                                   ARTICLE V

     Section 1. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Section 2. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation or its shareholders. The corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317 of the California Corporations Code.

     Section 3. Any appeal or modification of the foregoing provisions of this
Article V by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.


Dated:   October 21, 1993              /s/ Brendan Dowd
                                       -----------------------------------
                                       Brendan Dowd, Incorporator